Exhibit 99.1

VOLCANO CORPORATION ANNOUNCES PRELIMINARY RECORD REVENUES

FOR FOURTH QUARTER 2010 AND FULL YEAR 2010

TOTAL 2010 REVENUES EXPECTED TO EXCEED GUIDANCE

(SAN DIEGO, CA), January 10, 2011—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision intravascular diagnosis and therapy guidance tools designed to enhance the treatment of coronary and peripheral vascular disease, said today that it expects total revenues for the fourth quarter of 2010 will be approximately $81.0 million, bringing expected full year 2010 revenues to approximately $294.0 million.

The company’s revenue expectations for fiscal 2010 compare with prior guidance for revenues of $286.0-$290.0 million and reflect year-over-year revenue growth of approximately 29 percent.

The expectations for revenues in the fourth quarter of 2010 reflect an increase of approximately 14 percent versus the fourth quarter a year ago. Revenues for the fourth quarter of 2010 will be negatively impacted by approximately $3.0 million related to the Fukuda transition in Japan completed on December 1, 2010. Revenues in the fourth quarter of 2009 were favorably impacted by the first full quarter of a direct sales program in Japan resulting from the company’s termination of a distribution agreement with its largest distributor in the market.

“As has been the case for the past number of quarters, our performance in the fourth quarter of 2010 was driven by continued adoption of our multi-modality platform and increased market share and utilization for our IVUS (Intravascular Ultrasound) and FM (Functional Measurement) disposables,” said Scott Huennekens, president and chief executive officer. “We continued to realize growth in our key geographies, including Japan where we are now addressing 95 percent of the market with our direct selling program,” he added.

The company said it was providing the updated revenue guidance for 2010 in advance of meetings with the investment community and its presentation at the 29th Annual J.P. Morgan Healthcare Conference. The company’s presentation will occur at 9 a.m., Pacific Standard Time (12 p.m., Eastern Standard Time), Tuesday, January 11. A webcast of the presentation will be available through the conference website at http://jpmorgan.metameetings.com/webcasts/healthcare11/directlink?ticker=VOLC and via the company’s website at www.volcanocorp.com.

The company’s fourth quarter and full year 2010 financial results and guidance for fiscal 2011 will be provided in a press release, as well as a conference call and webcast open to all interested parties, in late February. Details for the earnings press release date, conference call and webcast will be provided in a subsequent press release.

About Volcano Corporation

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Volcano’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning Volcano’s expected revenues, revenue growth and financial results for the fourth quarter and fiscal year ended December 31, 2010, are forward-looking statements involving risks and uncertainties. These statements reflect estimates based on information available at this time and are being made prior to the completion of Volcano’s accounting close procedures, including an audit by its independent accountants, for the fiscal year ended December 31, 2010, and could therefore differ from the actual reported results in Volcano’s Form 10-K for its fiscal year 2010, which the company expects to file in February 2011. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results expected include the risk that Volcano’s current revenue estimates for its fourth quarter and fiscal year ended December 31, 2010, could be inaccurate, risks that Volcano’s products will not achieve broad market acceptance, risks inherent in Volcano’s international operations that may adversely impact its revenues and financial results, risks related to Volcano’s competitive position, risks related to potential delays in Volcano’s planned product introductions, risks that Volcano’s clinical trials may not be successful, risks related to Volcano’s ability to continually enhance and broaden its products offerings in response to changing customer demands, competitive pressures and technologies, risks related to foreign currency fluctuations and other worldwide economic factors, and other risks that are disclosed in Volcano’s Form 8-K filed September 13, 2010, and other filings made with the Securities and Exchange Commission, which you can find on Volcano’s website at http://ir.volcanocorp.com/sec.cfm. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal Rosen

Ruder-Finn

(415) 692-3058

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